Exhibit 23.1

Consent of Independent Auditors

To the Board of Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-175649) and Form S-8 (Nos. 333-19467, 333-107841, 333-112343, 333-164382, 333-167836, 333-174810, 333-174811, 333-175642 and 333-186491) of Walgreen Co. of our report dated 12 May 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at 31 March 2014 and 2013, and the related Group income statements, Group statements of comprehensive income, Group statements of changes in equity and Group statements of cash flows for each of the years in the three-year period ended 31 March 2014, which report appears in the Form 8-K of Walgreen Co. dated 15 May 2014.

/s/ KPMG LLP

London, United Kingdom

15 May 2014